Exhibit 2

Execution Copy

AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of July 30th, 2014 (the “Effective Date”), by and between (1) FIMI Opportunity V, L.P., a limited partnership formed under the laws of the State of Delaware and FIMI Israel Opportunity V, Limited Partnership, a limited partnership formed under the laws of the State of Israel (collectively, the “Purchaser”), and (2) Ki Corporation Limited (the “Seller”). Each of the Purchaser and the Seller may be referred to herein as a "Party" and collectively as the "Parties".

               WHEREAS, Magal Security Systems Ltd. (the “Company”) is a public Israeli company whose shares (“Ordinary Shares”) are traded on NASDAQ; and

WHEREAS, the Seller holds 7,107,290 Ordinary Shares par value NIS 1.00 per share of the Company;

WHEREAS, the Seller desires to sell to the Purchaser 6,461,290 Ordinary Shares par value NIS 1.00 per share of the Company (the "Purchased Shares"), representing in the aggregate approximately 40% of the issued and outstanding share capital of the Company and the Purchaser desires to purchase from the Seller the Purchased Shares, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, the Parties hereto agree as follows:

1.
Sale of the Purchased Shares. Subject to the terms and conditions contained herein, at the Closing (as defined below), the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller the Purchased Shares, free and clear of any and all Encumbrances, at a price per Purchased Share of US$ 3.5 (the "Price Per Share") and an aggregate purchase price of US$ 22,614,515 (the “Purchase Price”), payable at Closing.

For the purpose of this Agreement "Encumbrances" shall mean: liens, pledges, security interests, easements, restrictive covenants, claims, charges, mortgages, restrictive legends (other than the restrictive legend set forth on the back of the share certificate attached hereto as Schedule A) or other third party rights of any kind.

2.
Purchase Price Adjustment. If the Purchaser sells any or all of the Purchased Shares, in one or a series of transactions, in consideration for cash and the aggregate U.S. Dollar equivalent amount it receives upon such sale(s) (the "Realization Amounts") is greater than US$ 45,229,030, then the Purchaser shall pay to the Seller 20% of the excess of the Realization Amounts actually received by it over US$ 45,229,030; provided however, that such compensation (the “Earn Out Amount”) shall not exceed an aggregate of US$ 6,461,290. The Earn Out Amount will be payable by the Purchaser within 14 days of such time(s) as the Seller becomes entitled to such amount.

3.
Transactions at the Closing. The closing of the transactions set forth herein (the "Closing") shall take place at York Gate, 100 Marylebone Road, London, England, within ten business days after the date on which all conditions to the Closing shall have been satisfied and all legally required regulatory approvals (including the approval of the Controller of Restrictive Trade Practices, which approval shall not include any conditions or restrictions (the “Anti-trust Approval”)) shall have been obtained, or thereafter at such other time, date and place as may be agreed by the Parties (the time and date of the Closing being herein referred to as the “Closing Date”).

In the event that the Closing does not take place within 90 days of the Effective Date, each Party shall be entitled to terminate this Agreement without giving rise to any right or claim by the other Party hereto, excluding claims for breaches of obligations or representations by any Party hereto prior to such termination; provided, however, that no Party may terminate this Agreement pursuant to this Section 3 if such Party's failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Closing shall not have occurred within the 90-day period of the date hereof.

At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents have been delivered:

(1)	Seller shall transfer to the Purchaser the Purchased Shares, free and clear of any and all Encumbrances.
(2)
Seller shall deliver to Purchaser duly executed irrevocable instructions from the Seller to the broker holding the Purchased Shares or to the holder registered as holding the Purchased Shares with any registration company or otherwise, instructing the electronic transfer of the Purchased Shares to the respective accounts of the Purchaser, as shall be provided to Seller by Purchaser.

(3)	The Purchaser shall transfer to the bank account of the Seller the Purchase Price. The Purchase Price shall be paid in US$ by wire transfer of immediately available funds.

Any tax due by Seller with respect to the Seller's sale of the Purchased Shares shall be borne exclusively by the Seller and Seller shall indemnify the Purchaser in the event that any taxing authority requires Purchaser to pay the tax liability of Seller with respect to the sale of the Purchased Shares hereunder. The Purchaser shall deliver to the Seller, promptly following its receipt, any notice, demand or claim it receives from any taxing authority in respect of any tax due with respect to the Seller and its sale of the Purchased Shares. Without derogating from Seller's indemnification obligations as set forth above and the Purchaser's right to timely comply with any requirement made to it by a taxing authority, the Seller shall have the right (at its sole discretion and expense) to directly negotiate and settle any such tax requirement with the relevant taxing authority.

4.
Representations and Warranties. The representations and warranties herein contained shall be true and correct as of the date hereof and on, and as of, the Closing Date with the same force and effect as if made on, and as of, that date.

(a)	Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as follows:

(1)	Ownership of Purchased Shares. It is the beneficial and record owner and holder of the Purchased Shares and owns such Purchased Shares free and clear of any and all Encumbrances.

(2)
Authorization; Binding Authority; Enforceability. It has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by it, and constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms. No provisions of any applicable law or regulation, or any order or decree of any court or Governmental body or any agreement to which Seller is a party or by which it is bound have been or will be violated by the execution and delivery of this Agreement or by the consummation of the transactions contemplated hereby. No authorization, approval or consent of, or filing with, any third party, including any Governmental or official body, is required of the Seller in connection with the execution and delivery of this Agreement or, other than the Anti-trust Approval, the consummation of the transactions contemplated hereby. Without limiting the foregoing, the Purchaser is not bound by any agreement in respect of the Purchased Shares.

(3)	Public Filings.

To the Seller's knowledge, the Company has filed with or furnished to NASDAQ and the US Securities and Exchange Commission ("SEC"), in the three (3) years preceding the date hereof, true and complete copies of all reports, schedules, forms, statements and other documents required to be filed with or furnished under applicable laws (collectively, the “SEC Documents”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. To the Seller's knowledge, each of the SEC Documents (including the financial statements or schedules included therein) as of the respective date thereof, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)	Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as follows:

It has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, to consummate the transactions contemplated hereby, and to purchase the Purchased Shares from the Seller pursuant to the provisions of this Agreement. This Agreement has been duly executed and delivered by the Purchaser, and constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms. No provisions of any applicable law or regulation, or any order or decree of any court or Governmental body or any agreement to which Purchaser is a party of by which it is bound have been or will be violated by the execution and delivery of this Agreement or, other than the Anti-trust Approval, by the consummation of the transactions contemplated hereby. As of the Closing, no authorization, approval or consent of, or filing with, any third party, including any Governmental or official body, will be required of the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.
Regulatory Filings and Correspondence. As soon as practicable following the date hereof, each of the Company (and the Seller shall so ensure) and the Purchaser shall file with the Restrictive Trade Practices Commission a Merger Notice as prescribed by the Restrictive Trade Practices Law with respect to the transactions contemplated by this Agreement (the “Filings”); provided that the Company’s Filings must be approved by the Purchaser’s counsel prior to their filings, and shall use its reasonable best efforts to obtain all approvals required for the consummation of the transactions contemplated by this Agreement. The Company shall obtain the Purchaser’s prior approval to any correspondence with the Controller of Restrictive Trade Practices which concerns or may affect the transactions contemplated by this Agreement or the conduct of the Company thereafter.

6.
Board of Directors. As soon as practicable following the date hereof (but in any event prior to the Closing and as a condition thereto), the Company (and the Seller shall so ensure) shall convene a general meeting of its shareholders in which nine (9) directors (excluding the Company's external directors) shall be appointed as of the Closing until the next annual meeting of Company's shareholders, of which six (6) persons shall be designated by the Purchaser, the names of which Purchaser shall deliver to Seller by no later than 7 days prior to the mailing to shareholders of notice regarding the convening of such general meeting.

7.	Miscellaneous.

(1)
Further Assurances.  Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected hereby.

(2)
Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the United Kingdom, without regard to the conflict of laws provisions thereof. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the appropriate court in London, England, and agrees not to assert any objections to the jurisdiction thereof.

(3)
Successors and Assigns; Assignment.  Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the other Parties to this Agreement.

(4)
Entire Agreement; Amendment and Waiver.  This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Parties to this Agreement.

(5)
Notices, etc.  All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such Party's address as set forth below or at such other address as the Party shall have furnished to the other Party in writing in accordance with this provision:

if to the Seller:	Elizabeth House
9 Castle Street
St Helier
Jersey JE4 2QP
Channel Islands

With a copy to Barry A Stiefel
Kirsh Family Office
York Gate
100 Marylebone
LONDON

if to the Purchaser:	c/o FIMI V 2012 Ltd.
Electra Building
98 Yigal Alon St.
Tel-Aviv, 67891
Israel
Tel: 03-5652244
Fax: 03-5652245

or such other address with respect to a Party as such Party shall notify the other Party in writing as above provided.  Any notice sent in accordance with this Section 6(5) shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery to the above-referenced address, and (iii) if sent via by facsimile or email transmission, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

(6)
Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise, afforded to any of the Parties, shall be cumulative and not alternative.

(7)
Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

(8)
Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

(9)	Expenses. Each Party shall bear its own legal and other expenses in connection with the transaction contemplated under this Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.